EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-91511, 333-120856, 333-120857, 333-130740, 333-224452, and 333-224453 on Form S-8 of Republic Bancorp, Inc. of our report dated March 14, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

Louisville, Kentucky
March 14, 2019